EQT REPORTS THIRD QUARTER 2020 RESULTS
Demonstrating continued progress in delivering value to stakeholders

PITTSBURGH, October 22, 2020 -- EQT Corporation (NYSE: EQT) today announced financial and operational performance results for the third quarter 2020.

Third Quarter Highlights:

•Sales volumes of 366 Bcfe, in-line with guidance, despite 15 Bcf of volume curtailments
•Received an average realized price of $2.33/Mcfe, a $0.25 premium to NYMEX pricing
•Net cash provided by operating activities of $184 MM; free cash flow(1) of $47 MM
•Capital expenditures of $248 MM, $227 MM lower than 3Q19 and $55 MM lower than 2Q20
•Well costs of $660/foot in the PA Marcellus, surpassing target well costs by $70/foot
•Received $202 million in tax refunds, including accrued interest
•Successfully appealed prior taxes paid; additional tax refunds of $48 MM expected in 4Q20
•Production uptime continues to exceed 98%
•Horizontal drilling speeds and completion stages/day improved 19% and 15%, respectively, compared to 2Q20
•Reduced midpoint of full-year 2020 capital expenditure guidance by $50 MM

President and CEO Toby Rice stated, “Our third quarter results, particularly on the operational side, continue to see meaningful step changes in efficiencies, as we continue to find ways to increase performance and enhance results. For the second consecutive quarter, we have executed at a level meaningfully below our target well costs, developing our Pennsylvania Marcellus asset for $660 per foot, driven almost entirely by sustainable efficiency gains. These results demonstrate this team's continued progress in delivering value for our stakeholders and have paved the way for improvements to certain full-year 2020 guidance."

Rice continued, “Our commitment to operating under the highest environmental, social and governance standards sits at the heart of our corporate strategy. We recently published our revamped ESG Report, which highlights the environmental benefits of our combo-development strategy, enhancements to our data collection, monitoring and reporting platform, and steps we are taking to reduce our greenhouse gas emissions. We believe ESG is a critical component for long-term, sustainable value creation and we intend to be the clear natural gas leader.”

(1) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Third Quarter 2020 Financial and Operational Performance

	Three Months Ended September 30,
($ millions, except average realized price and EPS)	2020	2019	Change
Total sales volume (Bcfe)	366	381	(15)
Average realized price ($/Mcfe)	$2.33	$2.47	$(0.14)
Net loss	$(601)	$(361)	$(240)
Adjusted net loss (a)	$(38)	$(14)	$(24)
Adjusted EBITDA (a)	$334	$444	$(110)
Diluted earnings per share (EPS)	$(2.35)	$(1.41)	$(0.94)
Adjusted EPS (a)	$(0.15)	$(0.06)	$(0.09)
Net cash provided by operating activities	$184	$319	$(135)
Capital expenditures	$248	$475	$(227)
Free cash flow (a)	$47	$(178)	$225

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Net loss for the third quarter of 2020 was $601 million, $2.35 per diluted share, compared to net loss for the same period in 2019 of $361 million, $1.41 per diluted share. The decrease was attributable primarily to decreased operating revenues, increased interest expense and decreased dividend and other income, partly offset by the gain on investment in Equitrans Midstream Corporation (Equitrans Midstream), increased income tax benefit, decreased depreciation and depletion expense, decreased transaction, proxy and reorganization costs and decreased selling, general and administrative expense. EQT recognized a loss in operating revenues of $427 million related primarily to decreases in the fair market value of the Company's NYMEX swaps and options due to increases in NYMEX forward prices.

During 2020, EQT made strategic decisions to temporarily curtail approximately 1.4 Bcf per day of gross production, equivalent to approximately 1.0 Bcf per day of net production, beginning on May 16, 2020 and ending mid-July 2020 and approximately 0.6 Bcf per day of gross production, equivalent to approximately 0.4 Bcf per day of net production, beginning on September 1, 2020 (collectively, the Strategic Production Curtailments). Total sales volumes decreased by approximately 15 Bcfe compared to the same quarter last year due primarily to the Strategic Production Curtailments and also by 6 Bcfe as a result of the sale of non-strategic assets during the second quarter of 2020. In addition, average realized price was 6% lower at $2.33 per Mcfe, due to lower NYMEX prices and unfavorable differential, partly offset by higher cash settled derivatives.

Net cash provided by operating activities decreased by $135 million and free cash flow(1) increased by $225 million compared to the same quarter last year. Despite the impact of the Strategic Production Curtailments, non-strategic asset dispositions and a lower average realized price, free cash flow increased when compared to the same quarter last year due to a $227 million decrease in capital expenditures.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
Per Unit ($/Mcfe)	2020	2019	2020	2019
Gathering	$0.75	$0.68	$0.72	$0.69
Transmission	0.33	0.39	0.35	0.39
Processing	0.09	0.08	0.09	0.08
Lease operating expense (LOE), excluding production taxes	0.08	0.06	0.08	0.06
Production taxes	0.03	0.04	0.03	0.05
Exploration	0.01	0.01	—	0.01
SG&A	0.15	0.21	0.12	0.19
Total per unit operating costs	$1.44	$1.47	$1.39	$1.47

Production depletion	$0.92	$1.02	$0.92	$1.01
Adjusted SG&A (a)	$0.14	$0.11	$0.12	$0.12
Adjusted interest expense (a)	$0.17	$0.13	$0.17	$0.14

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Liquidity
As of September 30, 2020, the Company had $245 million of credit facility borrowings and $0.8 billion of letters of credit outstanding under its $2.5 billion credit facility. The outstanding borrowings under the Company's credit facility were primarily used for collateral and margin deposits associated with the Company's over the counter derivative instrument contracts and exchange traded natural gas contracts, which are reported as a current asset on the consolidated balance sheet.

As of September 30, 2020, total debt was $4,731 million and net debt(1) was $4,717 million compared to $5,293 million and $5,288 million, respectively, as of December 31, 2019.

As of October 16, 2020, the Company had sufficient unused borrowing capacity under its credit facility, net of letters of credit, to satisfy any collateral requests that its counterparties would be permitted to request of the Company pursuant to the Company's over the counter derivative instruments, midstream services contracts and other contracts. As of October 16, 2020, such amounts could be up to approximately $1.2 billion, inclusive of assurances posted of approximately $0.8 billion of letters of credit, $0.1 billion of surety bonds and $0.2 billion of cash collateral posted.

OPERATIONAL UPDATE
As previously announced, the Company initiated a production curtailment program beginning on September 1, 2020, which remained in effect through the remainder of the third quarter. As a result, approximately 15 Bcf was deferred from the third quarter to be monetized into a more attractive future commodity price environment. The Company began a moderated approach to bring back on-line production on October 1, 2020 and all curtailed production has been returned to sales.

During the third quarter 2020, the Company continued to realize improvements in operational performance, developing its Pennsylvania Marcellus wells for $660 per foot, $20 per foot lower than the second quarter 2020 and 10% below its well cost target of $730 per foot. When compared to the third quarter 2019, the Company has realized a $190 per foot, or 22% improvement in capital efficiency in the development of its Pennsylvania Marcellus asset. Year-to-date, the Company has improved its Pennsylvania Marcellus capital efficiency by 18% or $140 per foot, with over 80% of the improvement being driven by sustainable operational efficiencies.

The Company’s strategic initiatives have driven improved operational metrics across the organization. On the production side, the Company's producing asset continues to exceed an aggressive 98% uptime target, maximizing production delivery. Horizontal drilling speeds have improved by 19% quarter-over-quarter, stemming from the continued application of best practices, executed by the same crews, driven by a steady operations schedule. The Company's frac crews continue to improve pumping hours and stages per month, seeing improvements of 15% quarter-over-quarter, due to the continued utilization of next generation frac technology and a centralized operating system, maximizing productive time.
The tables below reflect the Company’s operational activity during the third quarter 2020 and planned activity for the fourth quarter 2020.

Wells Drilled (SPUD)
	PA Marcellus		WV Marcellus		OH Utica
	3Q20A	4Q20E	3Q20A	4Q20E	3Q20A	4Q20E
Net Wells	22	9	8	4	—	—
Net Avg. Lateral (ft.)	14,140	14,180	12,090	13,560	—	—

Wells Horizontally Drilled
	PA Marcellus		WV Marcellus		OH Utica
	3Q20A	4Q20E	3Q20A	4Q20E	3Q20A	4Q20E
Net Wells	21	21	6	4	1	—
Net Avg. Lateral (ft.)	13,590	11,240	8,140	13,530	12,020	—

Wells Completed (Frac)
	PA Marcellus		WV Marcellus		OH Utica
	3Q20A	4Q20E	3Q20A	4Q20E	3Q20A	4Q20E
Net Wells	23	19	—	—	—	—
Net Avg. Lateral (ft.)	12,010	13,800	—	—	—	—

Wells Turned-in-Line (TIL)
	PA Marcellus		WV Marcellus		OH Utica
	3Q20A	4Q20E	3Q20A	4Q20E	3Q20A	4Q20E
Net Wells	22	26	—	—	—	—
Net Avg. Lateral (ft.)	13,030	10,250	—	—	—	—

2020 GUIDANCE

Production	Q4 2020	Full-Year 2020
Total sales volume (Bcfe)	380 - 400	1,480 - 1,500
Liquids sales volume, excluding ethane (Mbbls)	2,000 - 2,050	7,850 - 7,900
Ethane sales volume (Mbbls)	1,025 - 1,075	4,100 - 4,150
Total liquids sales volume (Mbbls)	3,025 - 3,125	11,950 - 12,050

Btu uplift (MMbtu / Mcf)	1.045 - 1.055	1.045 - 1.055

Average differential ($ / Mcf)	$(0.65) - $(0.45)	$(0.45) - $(0.35)

Resource Counts
Top-hole Rigs		1 - 2
Horizontal Rigs		2 - 3
Frac Crews		2 - 3

Per Unit Operating Costs ($ / Mcfe)
Gathering (a)		$0.71 - $0.73
Transmission (a)		$0.34 - $0.36
Processing		$0.07 - $0.09
LOE, excluding production taxes		$0.07 - $0.09
Production taxes		$0.03 - $0.05
SG&A		$0.10 - $0.12
Total per unit operating costs		$1.32 - $1.44

Adjusted interest expense (b)		$0.16 - $0.17

Financial ($ Billions)
Adjusted EBITDA (b)		$1.550 - $1.600
Adjusted operating cash flow (b)		$1.375 - $1.425
Capital expenditures		$1.050 - $1.100
Free cash flow (b)		$0.300 - $0.350

Based on NYMEX natural gas price of $2.06 per MMbtu as of September 30, 2020.

(a) Certain in-basin transportation expenses previously recorded in Transmission have been reclassified to Gathering to provide additional clarity into costs associated with transporting EQT's gas outside of the Appalachian Basin and to align with the reporting of such expenses in EQT's financial statement disclosures.
(b) Non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide a projection of its 2020 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2020 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.

Third Quarter 2020 Earnings Webcast Information
The Company's conference call with securities analysts begins at 9:00 a.m. ET today and will be broadcast live via the Company's web site at www.eqt.com and on the investor information page of the Company's web site at ir.eqt.com, with a replay available for seven days following the call.

HEDGING (as of October 16, 2020)
The Company’s total natural gas production NYMEX hedge positions are:

	2020 (a)	2021	2022	2023	2024
Swaps:
Volume (MMDth)	288	817	240	61	2
Average Price ($/Dth)	$2.75	$2.66	$2.62	$2.48	$2.67
Calls – Net Short:
Volume (MMDth)	79	384	284	77	15
Average Short Strike Price ($/Dth)	$2.97	$2.96	$2.89	$2.89	$3.11
Puts – Net Long:
Volume (MMDth)	22	222	135	69	15
Average Long Strike Price ($/Dth)	$2.31	$2.57	$2.35	$2.40	$2.45
Fixed Price Sales (b):
Volume (MMDth)	3	72	4	3	—
Average Price ($/Dth)	$2.68	$2.50	$2.38	$2.38	$—

(a) October 1 - December 31, 2020.
(b) The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

For 2020 (October 1 - December 31), 2021, 2022, 2023 and 2024, the Company has natural gas sales agreements for approximately 2 MMDth, 18 MMDth, 18 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.47, $3.17, $3.17, $2.84 and $3.21, respectively. The Company has also entered into derivative instruments to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net (Loss) Income and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net (loss) income is defined as net loss, excluding impairments, transaction, proxy and reorganization costs, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net (loss) income divided by diluted weighted average common shares outstanding. Adjusted net (loss) income and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net (loss) income and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net

(loss) income and adjusted EPS should not be considered as alternatives to net loss or diluted EPS presented in accordance with GAAP.

The table below reconciles adjusted net (loss) income and adjusted EPS with net loss and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Thousands, except per share information)
Net loss	$(600,640)	$(361,028)	$(1,030,854)	$(44,771)
Add (deduct):
Loss on sale/exchange of long-lived assets	4,662	13,935	102,721	13,935
Impairment of intangible assets	—	15,411	—	15,411
Impairment and expiration of leases	50,449	49,601	145,496	127,719
Transaction, proxy and reorganization	1,855	76,779	6,600	102,386
Loss (gain) on derivatives not designated as hedges	427,182	(180,313)	11,320	(455,952)
Net cash settlements received on derivatives not designated as hedges	252,089	162,639	813,218	152,149
Premiums received for derivatives that settled during the period	2,083	9,405	604	16,611
Litigation expense	4,676	36,609	4,676	82,395
Gain on Equitrans Share Exchange	—	—	(187,223)	—
(Gain) loss on investment in Equitrans Midstream Corporation	(3,801)	261,093	303,844	276,779
Loss on debt extinguishment	3,749	—	20,712	—
Non-cash interest expense (amortization) (a)	7,035	—	14,776	—
Tax impact of non-GAAP items (b)	(187,443)	(98,480)	(251,309)	(67,141)
Adjusted net (loss) income	$(38,104)	$(14,349)	$(45,419)	$219,521
Diluted weighted average common shares outstanding	255,589	255,235	255,516	255,269
Diluted EPS	$(2.35)	$(1.41)	$(4.03)	$(0.18)
Adjusted EPS	$(0.15)	$(0.06)	$(0.18)	$0.86

(a)As a result of increased significance of non-cash interest expense (amortization) in 2020, this line item was added as an adjustment to the calculation of adjusted net income for the three and nine months ended September 30, 2020. Had adjusted net income been calculated on a consistent basis, it would have been $2.1 million and $6.7 million higher for the three and nine months ended September 30, 2019, respectively, than the numbers presented herein.

(b)The tax impact of non-GAAP items represents the incremental tax (benefit) expense that would have been incurred had these items been excluded from net loss, which resulted in blended tax rates of 25.0% and 22.1% for the three months ended September 30, 2020 and 2019, respectively, and 20.3% and 20.3% for the nine months ended September 30, 2020 and 2019, respectively. The 2020 rate differs from the Company's statutory tax rate due primarily to valuation allowances provided against federal and state deferred tax assets for additional unrealized losses on the Company's investment in Equitrans Midstream Corporation that, if sold, would result in capital losses.

Adjusted EBITDA
Adjusted EBITDA is defined as net loss, excluding interest expense, income tax benefit, depreciation and depletion, amortization of intangible assets, impairments, transaction, proxy and reorganization costs, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net loss presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net loss, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Thousands)
Net loss	$(600,640)	$(361,028)	$(1,030,854)	$(44,771)
Add (deduct):
Interest expense	69,154	47,709	196,914	154,785
Income tax benefit	(225,757)	(86,343)	(295,938)	(9,244)
Depreciation and depletion	341,027	390,993	1,021,649	1,154,519
Amortization of intangible assets	7,478	7,755	22,433	28,439
Loss on sale/exchange of long-lived assets	4,662	13,935	102,721	13,935
Impairment of intangible assets	—	15,411	—	15,411
Impairment and expiration of leases	50,449	49,601	145,496	127,719
Transaction, proxy and reorganization	1,855	76,779	6,600	102,386
Loss (gain) on derivatives not designated as hedges	427,182	(180,313)	11,320	(455,952)
Net cash settlements received on derivatives not designated as hedges	252,089	162,639	813,218	152,149
Premiums received for derivatives that settled during the period	2,083	9,405	604	16,611
Litigation expense	4,676	36,609	4,676	82,395
Gain on Equitrans Share Exchange	—	—	(187,223)	—
(Gain) loss on investment in Equitrans Midstream Corporation	(3,801)	261,093	303,844	276,779
Loss on debt extinguishment	3,749	—	20,712	—
Adjusted EBITDA	$334,206	$444,245	$1,136,172	$1,615,161

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net loss includes the impact of depreciation and depletion expense, income tax (benefit) expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Thousands)
Net cash provided by operating activities	$184,456	$319,021	$1,131,577	$1,633,854
Decrease (increase) in changes in other assets and liabilities	110,233	(22,904)	(103,516)	(304,683)
Adjusted operating cash flow	$294,689	$296,117	$1,028,061	$1,329,171
Less: capital expenditures	247,969	474,600	812,801	1,417,009
Free cash flow	$46,720	$(178,483)	$215,260	$(87,838)

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas & liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the

Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Thousands, unless noted)
Total operating revenues	$172,127	$951,576	$1,806,258	$3,405,001
Add (deduct):
Loss (gain) on derivatives not designated as hedges	427,182	(180,313)	11,320	(455,952)
Net cash settlements received on derivatives not designated as hedges	252,089	162,639	813,218	152,149
Premiums received for derivatives that settled during the period	2,083	9,405	604	16,611
Net marketing services and other	(317)	(1,636)	(4,613)	(7,282)
Adjusted operating revenues	$853,164	$941,671	$2,626,787	$3,110,527

Total sales volume (MMcfe)	366,138	380,823	1,096,855	1,134,407
Average realized price ($/Mcfe)	$2.33	$2.47	$2.39	$2.74

Adjusted SG&A Per Unit
Adjusted SG&A per unit is defined as SG&A less litigation expense, divided by total sales volume. Adjusted SG&A per unit is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted SG&A per unit to evaluate earnings trends because the measure excludes items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted SG&A per unit should not be considered as an alternative to SG&A presented in accordance with GAAP.

The table below reconciles adjusted SG&A per unit with SG&A, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Thousands, unless noted)
Selling, general and administrative	$56,330	$79,376	$134,609	$214,562
Less: Litigation expense	4,676	36,609	4,676	82,395
Adjusted SG&A	$51,654	$42,767	$129,933	$132,167

Total sales volume (MMcfe)	366,138	380,823	1,096,855	1,134,407
Adjusted SG&A per unit ($/Mcfe)	$0.14	$0.11	$0.12	$0.12

Adjusted Interest Expense Per Unit
Adjusted interest expense per unit is defined as interest expense less non-cash interest expense (amortization) of debt discounts and issuance costs divided by total sales volume. Adjusted interest expense per unit is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period interest expense which required cash payments. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted interest expense per unit to evaluate interest expense which required cash payments because the measure excludes non-cash interest expense (amortization) that affects the comparability of results and does not result in cash payments. Adjusted interest expense per unit should not be considered as an alternative to interest expense presented in accordance with GAAP.

The table below reconciles adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Thousands, unless noted)
Interest expense	$69,154	$47,709	$196,914	$154,785
Less: Non-cash interest expense (amortization) (a)	7,035	—	14,776	—
Adjusted interest expense	$62,119	$47,709	$182,138	$154,785

Total sales volume (MMcfe)	366,138	380,823	1,096,855	1,134,407
Adjusted interest expense per unit ($/Mcfe)	$0.17	$0.13	$0.17	$0.14

(a)As a result of increased significance of non-cash interest expense (amortization) in 2020, this line item was added as an adjustment to the calculation of adjusted interest expense for the three and nine months ended September 30, 2020. Had adjusted interest expense been calculated on a consistent basis, it would have been $2.1 million and $6.7 million lower for the three and nine months ended September 30, 2019, respectively, than the numbers presented herein.

The table below reconciles the full-year 2020 forecasted ranges of adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP.

	Year Ended December 31, 2020
	(Thousands, unless noted)
Interest expense	$260,000	$270,000
Less: Non-cash interest expense (amortization)	22,000	22,000
Adjusted interest expense	$238,000	$248,000

Total sales volume (MMcfe)	1,500,000	1,480,000
Adjusted interest expense per unit ($/Mcfe)	$0.16	$0.17

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, term loan borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and from the Statements of Condensed Consolidated Balance Sheets included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and Annual Report on Form 10-K for the year ended December 31, 2019.

	September 30, 2020	June 30, 2020	December 31, 2019
	(Thousands)
Current portion of debt	$33,363	$16,309	$16,204
Credit facility borrowings (a)	244,500	38,000	294,000
Term loan facility borrowings	—	—	999,353
Senior notes (b)	4,351,917	4,463,548	3,878,366
Note payable to EQM Midstream Partners, LP	101,170	102,483	105,056
Total debt	4,730,950	4,620,340	5,292,979
Less: Cash and cash equivalents	13,668	2,968	4,596
Net debt	$4,717,282	$4,617,372	$5,288,383

(a)As of September 30, 2020, the outstanding borrowings under the Company's credit facility were primarily used for collateral and margin deposits of approximately $245 million associated with the Company's over the counter derivative instrument contracts and exchange traded natural gas contracts, which are reported as a current asset on the consolidated balance sheet. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 for further discussion.

(b)Senior notes included the convertible senior notes which, at issuance, were recorded in the consolidated financial statements at fair value. The debt discount, which is the excess of the principal amount of $500 million over its fair value at issuance, will be amortized to interest expense over the term of the convertible senior notes, which is approximately 6 years. As of September 30, 2020, the carrying amount of the convertible senior notes was approximately $354 million. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 for further discussion.

Investor Contact:
Andrew Breese
Director, Investor Relations
412.395.2555
ABreese@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number, type, spacing, average lateral length and location of wells to be drilled or turned-in-line, the number and type of drilling rigs and, the number of frac crews); projections of wells SPUD, horizontally drilled, completed and turned-in-line; projected natural gas prices, basis and average differential; potential impacts to the Company's business and operations resulting from the COVID-19 pandemic; the effects of the COVID-19 pandemic and actions taken by the Organization of the Petroleum Exporting Countries and other allied countries (collectively known as OPEC+) as it pertains to the global supply and demand of, and prices for, natural gas, NGLs and oil; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates (including liquids sales volume and growth rates); projected drilling and completions (D&C) costs, other well costs, unit costs and G&A expenses; projected reductions in expenses, capital costs and well costs, the projected timing of achieving such reductions and the Company's ability to achieve such reductions; infrastructure programs; the Company's ability to successfully implement and execute the executive management team’s operational, organizational technological and ESG-related initiatives, and achieve the anticipated results of such initiatives; the projected reduction of the Company's gathering and compression rates resulting from the Company's consolidated gas gathering and compression agreement with EQM Midstream Partners, LP, and the anticipated cost savings and other strategic benefits associated with the execution of such agreement; monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets, the timing of such monetization transactions, if at all, the projected proceeds from such monetization transactions and the Company's planned use of such proceeds; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected free cash flow, adjusted interest expense, adjusted operating cash flow, and adjusted EBITDA, liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy; the Company’s tax position and projected effective tax rate and tax refunds, including the timing of receipt of such refunds; and the expected impact of changes in tax laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, NGLs and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; environmental and weather risks, including the possible impacts of climate change; uncertainties related to the severity, magnitude and duration of the COVID-19 pandemic; and disruptions to the Company’s business due to acquisitions and other significant transactions. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by Part II, Item 1A, “Risk Factors” in the Company's subsequently filed Quarterly Reports on Form 10-Q and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$598,992	$769,627	$1,812,965	$2,941,767
(Loss) gain on derivatives not designated as hedges	(427,182)	180,313	(11,320)	455,952
Net marketing services and other	317	1,636	4,613	7,282
Total operating revenues	172,127	951,576	1,806,258	3,405,001
Operating expenses:
Transportation and processing	427,691	437,942	1,273,161	1,314,172
Production	39,670	37,821	118,379	117,545
Exploration	3,160	3,492	4,959	6,356
Selling, general and administrative	56,330	79,376	134,609	214,562
Depreciation and depletion	341,027	390,993	1,021,649	1,154,519
Amortization of intangible assets	7,478	7,755	22,433	28,439
Loss on sale/exchange of long-lived assets	4,662	13,935	102,721	13,935
Impairment of intangible assets	—	15,411	—	15,411
Impairment and expiration of leases	50,449	49,601	145,496	127,719
Transaction, proxy and reorganization	1,855	76,779	6,600	102,386
Total operating expenses	932,322	1,113,105	2,830,007	3,095,044
Operating (loss) income	(760,195)	(161,529)	(1,023,749)	309,957
Gain on Equitrans Share Exchange	—	—	(187,223)	—
(Gain) loss on investment in Equitrans Midstream Corporation	(3,801)	261,093	303,844	276,779
Dividend and other income	(2,900)	(22,960)	(31,204)	(67,592)
Loss on debt extinguishment	3,749	—	20,712	—
Interest expense	69,154	47,709	196,914	154,785
Loss before income taxes	(826,397)	(447,371)	(1,326,792)	(54,015)
Income tax benefit	(225,757)	(86,343)	(295,938)	(9,244)
Net loss	$(600,640)	$(361,028)	$(1,030,854)	$(44,771)

Loss per share of common stock:
Basic:
Weighted average common stock outstanding	255,589	255,235	255,516	255,069
Net loss	$(2.35)	$(1.41)	$(4.03)	$(0.18)
Diluted:
Weighted average common stock outstanding	255,589	255,235	255,516	255,069
Net loss	$(2.35)	$(1.41)	$(4.03)	$(0.18)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Thousands, unless noted)
NATURAL GAS
Sales volume (MMcf)	348,136	363,034	1,043,126	1,077,962
NYMEX price ($/MMBtu) (a)	$1.97	$2.23	$1.88	$2.67
Btu uplift	0.11	0.11	0.10	0.13
Natural gas price ($/Mcf)	$2.08	$2.34	$1.98	$2.80

Basis ($/Mcf) (b)	$(0.48)	$(0.35)	$(0.35)	$(0.23)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	0.01	0.02	0.01	(0.05)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.47)	$(0.33)	$(0.34)	$(0.28)

Average adjusted price ($/Mcf)	$1.61	$2.01	$1.64	$2.52
Cash settled derivatives (not designated as hedges) ($/Mcf)	0.72	0.44	0.77	0.19
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.33	$2.45	$2.41	$2.71
Natural gas sales, including cash settled derivatives	$811,122	$891,249	$2,513,128	$2,916,891

LIQUIDS
Natural gas liquids (NGLs), excluding ethane:
Sales volume (MMcfe) (c)	10,661	10,609	32,053	34,359
Sales volume (Mbbl)	1,777	1,768	5,342	5,726
Price ($/Bbl)	$19.83	$16.85	$17.33	$23.00
Cash settled derivatives (not designated as hedges) ($/Bbl)	—	3.89	(0.17)	2.74
Average NGLs price, including cash settled derivatives ($/Bbl)	$19.83	$20.74	$17.16	$25.74
NGLs sales	$35,227	$36,668	$91,648	$147,392
Ethane:
Sales volume (MMcfe) (c)	6,442	5,846	18,540	18,239
Sales volume (Mbbl)	1,074	974	3,090	3,040
Price ($/Bbl)	$2.94	$5.22	$3.35	$6.34
Ethane sales	$3,153	$5,083	$10,339	$19,273
Oil:
Sales volume (MMcfe) (c)	899	1,334	3,136	3,847
Sales volume (Mbbl)	150	222	523	641
Price ($/Bbl)	$24.43	$39.01	$22.32	$42.07
Oil sales	$3,662	$8,671	$11,672	$26,971

Total liquids sales volume (MMcfe) (c)	18,002	17,789	53,729	56,445
Total liquids sales volume (Mbbl)	3,001	2,964	8,955	9,407
Total liquids sales	$42,042	$50,422	$113,659	$193,636

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (d)	$853,164	$941,671	$2,626,787	$3,110,527
Total sales volume (MMcfe)	366,138	380,823	1,096,855	1,134,407
Average realized price ($/Mcfe)	$2.33	$2.47	$2.39	$2.74

(a)The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu)) was $1.98 and $2.23 for the three months ended September 30, 2020 and 2019, respectively, and $1.88 and $2.67 for the nine months ended September 30, 2020 and 2019, respectively.
(b)Basis represents the difference between the ultimate sales price for natural gas and the NYMEX natural gas price.
(c)NGLs, ethane and oil were converted to Mcfe at the rate of six Mcfe per barrel.
(d)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.